Mail Stop 3561
                                                         October 9, 2018

Via E-mail
Todd Hannigan
Chief Executive Officer
Paringa Resources Limited
28 West 44th Street, Suite 810
New York, NY 10036

       Re:    Paringa Resources Limited
              Registration Statement on Form 20-F
              Filed September 4, 2018
              File No. 001-38642

Dear Mr. Hannigan:

        As of September 27, 2018 we have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                         Sincerely,

                                                         /s/ James Lopez (for)

                                                         John Reynolds
                                                         Assistant Director
                                                         Office of Beverages,
                                                         Apparel and Mining


cc:    John Gaffney, Esq.
       Gibson, Dunn & Crutcher LLP